Exhibit 99.1

News Announcement	For Immediate Release

Nexstar Broadcasting Group prices $75,000,000 in aggregate principal amount of 7% Senior Subordinated Notes due 2014

Irving, TX – March 17, 2005 - Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) announced today that its subsidiary, Nexstar Broadcasting, Inc., has agreed to issue and sell $75,000,000 in aggregate principal amount of 7% Senior Subordinated Notes due 2014, resulting in net proceeds of approximately 71,000,000 after deducting related discounts, fees and expenses. The Notes will be guaranteed by Nexstar Broadcasting Group, Inc. and Mission Broadcasting, Inc.

Nexstar Broadcasting Group intends to use the net proceeds, together with proceeds from a new senior credit facility, to redeem its outstanding 12% Senior Subordinated Notes due 2008, to refinance its existing senior credit facility, to pay related fees and expenses, and for general corporate purposes.

The senior subordinated notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

G. Robert Thompson	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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